EXHIBIT 10.15

                                               EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT made this 1st day of May, 1997, between GENISYS RESERVATION SYSTEMS, INC., 2401 Morris Avenue, Union, New Jersey, 07083 (the "Employer"), and MARK A. KENNY, residing at 10 Lisa Drive, Chatham, New Jersey, 07928 (the "Employee").
         In consideration of the mutual covenants and agreements set forth below, the parties agree as follows:

                                                     ARTICLE I
                                         EMPLOYMENT AND TERM OF AGREEMENT

         1.01. The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer upon the terms and conditions hereinafter set forth.
         1.02. The term of this Agreement shall commence on the date first set forth above and shall continue indefinitely until this Agreement is terminated in accordance with the terms and provisions hereof.
                                                    ARTICLE II
                                                DUTIES OF EMPLOYEE
         2.01. The duties to be performed by the Employee shall be determined from time to time by the Board of Directors of the Employer. Nothing in this Agreement, however, shall be construed to obligate the Employee to furnish ground transportation to or for the benefit of the Employer.
         2.02. The Employer shall have the right at any time during the term of this Agreement to assign the Employee to perform duties which are different from the duties originally assigned to the Employee pursuant to Section 2.01 hereof.
         2.03. If at any time during the term of this Agreement the Employee should be unable because of personal injury, illness, or any other cause to perform his duties under this Agreement, the Employer may assign the Employee to other duties, and the compensation to be paid to the Employee for performing those other duties shall be determined by the Employer in




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its sole discretion.  If the Employee is unwilling to accept the modification in duties and compensation made by the Employer, this Agreement shall terminate immediately.

                                                    ARTICLE III
                                         COMPENSATION AND INCENTIVE BONUS
         3.01. As compensation for services rendered pursuant to this Agreement, the Employee shall be entitled to receive from the Employer a salary of $100,000 per annum commencing May 1, 1997. Thereafter, the Board of Directors of the Employer shall review the Employee's salary at least annually with a view to increasing it if, in the sole judgment of the Board of Directors, the earnings of the Employer or the services of the Employee merit such an increase. Said salary shall be payable in equal weekly installments, pro-rated for any partial employment period. There shall be no additional compensation for overtime work.
         3.02. As additional compensation for services rendered under this Agreement, the Employee may receive from the Employer, in any year in which the Employer has net profits, an incentive bonus to be determined in the sole discretion of the Board of Directors of the Employer. In determining the amount, in any, of the incentive bonus for the Employee, the Employer shall take into account the following factors:
                  a.  The Employee's gross salary,
                  b. The salaries of comparable employees in other similar businesses, c. The Employer's gross sales, d. The Employer's gross profits, e. Whether the Employer has or will pay dividends on its common stock, f. The Employee's experience in his job, g. The Employee's abilities, h. The time which the Employee has devoted to providing services pursuant to this Agreement, and
             i.  Any other similar factors pertinent to the amount and size of




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                      the incentive bonus.
         If the Employer will be paying an incentive bonus to the Employee pursuant to this Section 3.02, the Employer shall pay such bonus to the Employee within ten days after the receipt by the Employer of the annual audit conducted by its accountants of the preceding fiscal year of the Employer. The Employee understands that the Employer will allocate no more than 20% of the audited pre-income tax profits for the payment of all bonuses for all employees and and consultants, and that bonuses will be paid only out of available funds without impairing the ability of the Employer to meet all other obligations, including the payment of bonds, notes, loans and other obligations. For any fiscal year in which the Employee has not worked for a full twelve (12) months, the Employer may, at the Employer's discretion, adjust accordingly the incentive bonus to be paid in accordance with this Section 3.02. As used herein, net profits shall be determined as the net income from operations after expenses but before taxes as determined according to generally accepted accounting principles and in conformity with the prior accounting practices of the Employer.

                                                    ARTICLE IV
                                           EMPLOYEE BENEFITS AND BONUSES
         4.01. The Employer agrees to immediately include the Employee in the hospital, surgical, and medical benefit plan adopted by the Employer on or about March 1, 1995, so long as the Employee continues to be eligible for such coverage in accordance with the rules and regulations adopted by the insurance company.
         4.02. The Employee shall be entitled to an annual vacation leave of four weeks per year at full pay. The vacation period may be increased or decreased by the Employer from time to time. The time for vacation shall be selected by the Employee and approved by the Employer. Any unused vacation may be accrued and carried forward from year to year. In lieu of the vacation leave specified above, the Employee may elect to receive payment for the whole or portion of the vacation to which he is entitled, the vacation time to be valued at the amount of salary earned by the Employee during an equivalent period of time.
         4.03. The Employee shall be entitled to the following holidays with full pay: January 1 (New Year's Day), third Monday in February (President's day), last Monday in May (Memorial Day), July 4 (Independence Day), first Monday in




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September (Labor Day), fourth Thursday in November (Thanksgiving Day),
 December 25 (Christmas).
         4.04. The Employee shall be entitled to five days per year as sick leave with full pay. Such sick leave may not be accumulated and may not be carried forward from year to year.

                                                     ARTICLE V
                                             REIMBURSEMENT OF EXPENSES
         5.01. Subject to the provisions of Section 5.02 hereof, the Employer shall reimburse the Employee for ordinary and necessary business expenses incurred in the performance of his duties pursuant to this Agreement.
         5.02. The Employee is authorized to incur reasonable business expenses for promoting the business of the Employer, including expenditures for entertainment and travel. The Employer will reimburse the Employee from time to time for all business expenses provided that the Employee presents to the Employer documentary evidence (such as receipts or paid bills), stating sufficient information to establish the amount, date, place, essential character and deductibility for such expenditure.
         5.03. In the event that the Employee is transferred by the Employer to a new principal place of work during the term of this Agreement, the Employer shall reimburse the Employee for all reasonable moving and traveling expenses incurred by the Employee as a result of such transfer.

                                                    ARTICLE VI
                                                  PROPERTY RIGHTS
         6.01. During the term of this Agreement, the Employee will have access to and become familiar with various trade secrets consisting of, among other things, business plans and practices, patents, devices, secret processes, compilations of information, records, and specifications that are owned by the Employer and that are regularly used in the operation of the business of the Employer. The Employee shall not disclose any of these trade secrets, directly or indirectly, or use them in anyway, unless authorized by the Board of Directors of the Employer. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether prepared by the Employee




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or otherwise coming into his possession,  shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer.
         6.02. During the term of this Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Employer. During the term of this Agreement and for the period of one year after the termination of this Agreement, the Employee shall not, directly or indirectly, solicit for employment or employ any employee of the Employer regardless of whether the employee is employed on the date of this Agreement or at any other time during the term of this Agreement.
         6.03. The Employee hereby acknowledges and agrees that it is important to the Employer that its goodwill be protected, maintained and increased. Accordingly, the Employee covenants and agrees as follows: Upon termination of this Agreement, whether for cause or otherwise, the Employee shall not directly or indirectly enter into or engage generally in competition with the Employer, whether as an individual on his own or as a partner or joint venturer, or as an employee or agent for any person, or as an officer, director, or shareholder or otherwise, for a period of one year after the date of termination of this Agreement. This covenant on the part of the Employee shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of this covenant.
         6.04.  The Employee  acknowledges  that he has read and  understood the provisions of this Article, and that its provisions will not impose an undue hardship upon him. The Employee further acknowledges that due to the fact that
the   Employer's   operations   are  or  will  be   worldwide   in  scope,   the
post-termination restraints set forth herein will apply worldwide.






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                                                    ARTICLE VII
                                                    TERMINATION
         7.01. If the Employee wilfully breaches or habitually neglects his duties under this Agreement, the Employer may, at its option, elect to terminate this Agreement by causing a notice to be mailed to the Employee at his last known address stating the cause or causes of the termination and giving the Employee a period of fifteen days to cure the default resulting from such cause or causes. If at the end of the aforesaid fifteen day period the Employee has not cured the default resulting from such cause or causes, the Employer may terminate this Agreement immediately by mailing written notice to such effect to the Employee at his last known address and thereupon this Agreement shall immediately terminate, become null and void and be of no further force or effect. The remedy set forth in this Section 7.01 shall be without prejudice to any other remedy to which the Employer may be entitled at law, in equity, or under this Agreement.
         7.02. This Agreement may be terminated at any time by either party at its option upon the giving of thirty days' prior written notice of termination to the other party. Termination of this Agreement pursuant to this Section 7.02 shall not prejudice any other remedy that the Employer may have at law, in equity or under this Agreement.
         7.03. This Agreement may be terminated immediately by either party at its option and without prejudice to any other remedy available at law, in equity, or under this Agreement by giving written notice of termination to the other party if the Employer:
                  (1) has a receiver of its assets or property appointed because of insolvency; or
                  (2) makes a general assignment for the benefit of creditors; or (3) files a petition for the bankruptcy under any chapter of the United
                      States Bankruptcy Code.
         7.04. In the event of the termination of this Agreement, the Employee shall be entitled to the compensation earned prior to the date of termination as provided for in this Agreement, computed pro rata up to and including the date of termination of this Agreement.
         7.05. In the event of a breach of this Agreement by either the Employer or the Employee resulting in damages




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to the other party, the non-breaching party may recover from the party breaching the Agreement any and all damages that may be sustained.

                                                   ARTICLE VIII
                                                GENERAL PROVISIONS
         8.01. Any notices to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may adopt a new address by notifying the other party in writing. Notices posted by mail shall be deemed received as of three days after mailing.
         8.02. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Employee by the Employer and this Agreement contains all of the covenants and agreements between the parties with respect to the subject matter hereof. In particular this Agreement supersedes the Consulting Agreement dated October 18, 1996 between Genisys Reservation Systems, Inc. and Mark A. Kenny.
         8.03. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.
         8.04. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief that may be proper.
         8.05. If the Employee dies prior to the termination of this Agreement, any moneys that may be due him from the Employer under this Agreement as of the date of the death shall be paid to the executor, administrator, or other personal representative of the Employee's estate.
                                            GENISYS RESERVATION SYSTEMS, INC.

                                            By:__________________________
                                            MARK A. KENNY